Exhibit 10.408
THE CHARLES SCHWAB CORPORATION
[2013 STOCK INCENTIVE PLAN]
NOTICE OF RESTRICTED STOCK UNIT GRANT
(PERFORMANCE-BASED VESTING)

You have been granted Restricted Stock Units. A Restricted Stock Unit represents the right to receive, subject to certain conditions, a share of common stock (a “Share”) of The Charles Schwab Corporation (“Schwab”), under [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”). Your Restricted Stock Units are granted subject to the following terms:

Name of Recipient:	<first_name> <last_name>

Number of Target Restricted Stock Units Granted:	<shares_awarded>

Grant Date:	<award_date>

Performance Period(s):	[xxxx to xxxx]

Vesting Schedule:
So long as you remain in service in good standing and
subject to the terms of the Restricted Stock Unit Agreement
and certification of the achievement of the Performance
Goal by Schwab’s Compensation Committee, this grant
vests as follows:

Number of Target Restricted Stock Units on Vesting Date: <vesting_schedule>

The Target Restricted Stock Units shall vest only if Schwab’s Compensation Committee certifies that as of the Vesting Date above, Schwab has satisfied the Performance Goal for the applicable performance period ending prior to such Vesting Date. The Performance Goal shall be established by the Compensation Committee not later than the 90th day of the applicable Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed).

The number of Shares payable pursuant to the Target Restricted Stock Units granted herein will be determined based on a formula established by the Compensation Committee not later than the 90th day of the applicable Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed).

Except as otherwise provided in the Restricted Stock Unit Agreement, if the Performance Goal is not met, any unvested portion of the grant will be forfeited automatically and permanently on the date established by the Compensation Committee.

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Restricted Stock Units are an unfunded and unsecured obligation of Schwab. Any vested Restricted Stock Units will be paid in Shares as soon as administratively possible after vesting, but in no event beyond March 15th of the year following the year of vesting.

You and Schwab agree that this grant is issued under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Agreement, both of which are made a part of this notice. Please review the Plan and the Restricted Stock Unit Agreement carefully, as they explain the terms and conditions of this grant. You agree that Schwab may deliver electronically all documents relating to the Plan or this grant (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this grant, you agree to all of the terms and conditions described above, in the Restricted Stock Unit Agreement and in the Plan, and you have no right whatsoever to change or negotiate such terms and conditions.

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THE CHARLES SCHWAB CORPORATION
[2013 STOCK INCENTIVE PLAN]
RESTRICTED STOCK UNIT AGREEMENT
(PERFORMANCE-BASED VESTING)

Payment for Units	No payment is required for the Restricted Stock Units that you are receiving. Restricted Stock Units are an unfunded and unsecured obligation of The Charles Schwab Corporation (“Schwab”).

Vesting
Subject to the provisions of this Restricted Stock Unit Agreement (“Agreement”), a Restricted Stock Unit becomes vested as described in the Notice of Restricted Stock Unit Grant based on the achievement of the Performance Goal established by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Schwab (the “Board”), of which this Restricted Stock Unit Agreement is a part.
Unvested units will be considered “Restricted Stock Units.” If your service terminates for any reason, then your Restricted Stock Units will automatically and permanently be forfeited to the extent that they have not vested on or before the termination date and will not vest as a result of the termination, unless otherwise noted below. This means that the Restricted Stock Units will immediately revert to Schwab. You will receive no payment for Restricted Stock Units that are forfeited. Schwab determines when your service terminates for this purpose. For all purposes of this Agreement, “service” means continuous employment as a common-law employee of Schwab or a parent company or subsidiary of Schwab, and “subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Accelerated Vesting
This grant, to the extent not already forfeited, will become fully vested and payable at target upon your death or disability. If, prior to the date your service terminates, Schwab is subject to a “change in control”, as defined in [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”), this grant, to the extent not already forfeited, will become fully vested and payable at target as of the date that the change in control occurs.

Continued Vesting	If your service terminates on account of your retirement as defined below, you will be treated as in service in good standing for purposes of determining further vesting of the grant.
If you are entitled to severance benefits under The Charles Schwab Severance Pay Plan (or any successor plan) and have signed your Severance Agreement, then you may be treated as in service in good standing during your Severance Period for purposes of determining further vesting of the grant under the terms of that plan.

Definition of Fair Market Value	“Fair market value” means the average of the high and low price of a Share (as defined below) as reported on the New York Stock Exchange on the applicable determination date.

Definition of Disability
For all purposes of this Agreement, “disability” means that you have a disability such that you have been determined to be eligible for benefits under Schwab’s long-term disability plan, or if you are not covered by Schwab’s long-term disability plan, you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Definition of Retirement
If you are an employee of Schwab and its subsidiaries, “retirement” means termination of service for any reason other than death at any time after the earlier of when you attain age 55, but only if, at the time of your termination, you have been credited with at least 10 years of service or when you attain age 65, but only if, at the time of your termination, you have been credited with at least 5 years of service.
The phrase “years of service” above has the same meaning given to it under The SchwabPlan Retirement Savings and Investment Plan (or any successor plan).

Payment of Shares
The Target Restricted Stock Units in the Notice of Restricted Stock Unit Grant will be used to determine the shares of common stock of The Charles Schwab Corporation (“Shares”) payable based on the Performance Goal and formula established by the Compensation Committee not later than the 90th day of the applicable Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed). The Shares payable are calculated following the end of the Performance Period based on the Performance Goal achieved and any adjustments provided for under the Plan and this Agreement. The Shares shall be paid as soon as administratively possible following vesting, but in no event beyond March 15th of the year following the year of vesting.

Restrictions on Restricted Stock Units
You may not assign, sell, transfer, pledge, encumber, or otherwise dispose of any Restricted Stock Units without Schwab’s written consent. Schwab will deliver Shares to you only after the Restricted Stock Units vest and after all other terms and conditions in this Agreement have been satisfied.
Restricted Stock Units may not be assigned, transferred, pledged, encumbered, or otherwise disposed of in any settlement, judgment, decree or order (including approval of a property settlement agreement) that relates to the provision of child support, alimony payments, or marital property rights or domestic property rights.

Delivery of Shares After Death
In the event of your death prior to the date your service terminates, your Shares will be delivered to your beneficiary or beneficiaries. You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then, your Shares will be delivered to your estate. The Compensation Committee, in its sole discretion, will determine the form and time of the distribution of Shares. In no event will the payment be made beyond March 15th of the year following the year of death.

Restrictions on Resale
You agree not to sell any Shares at a time when applicable laws, Schwab’s policies, or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Cancellation of Restricted Stock Units
To the fullest extent permitted by applicable laws, these Restricted Stock Units will immediately be cancelled and will expire in the event that Schwab terminates your employment on account of conduct contrary to the best interests of Schwab, including, without limitation, conduct constituting a violation of law or Schwab policy, fraud, theft, conflict of interest, dishonesty or harassment. The determination whether your employment has been terminated on account of conduct inimical to the best interests of Schwab shall be made by Schwab in its sole discretion, and will be entitled to deference upon any review.

Withholding Taxes
The Restricted Stock Units will not be paid in Shares unless you have made acceptable arrangements to pay any applicable withholding of income and employment taxes that may be due as a result of this grant. These arrangements may include withholding Shares. Schwab may withhold the number of whole Shares, valued at the fair market value on the applicable date required to satisfy such applicable withholding taxes. Schwab will round up to the next whole Share to cover the applicable withholding taxes, and any amounts in excess of the applicable withholding taxes resulting from rounding up to the next whole Share will be added to your federal income tax withholdings. In the event you do not elect to pay applicable withholding taxes in cash, Schwab shall withhold Shares as noted above. While Schwab will withhold to satisfy applicable withholding taxes, you acknowledge that, regardless of any action taken by Schwab, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you, is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab.

Applicable withholding taxes due on the distribution of Shares subject to this award following termination of employment will be withheld as noted above, unless you have made acceptable arrangements to pay any applicable withholding taxes in cash. If you elect to pay applicable withholding taxes due on the distribution of Shares in cash, you are responsible for having sufficient funds in your Schwab brokerage account to cover the applicable withholding taxes at the time they are due.

No Stockholder Rights	Your Restricted Stock Units carry no voting or other stockholder rights. You have no rights as a Schwab stockholder until your units are settled by issuing Shares.

Contribution of Par Value	On your behalf, Schwab will contribute to its capital an amount equal to the par value of the Shares issued to you.

Dividend Equivalent Rights
If Schwab pays cash dividends on Shares, each Restricted Stock Unit will accrue a dividend equivalent equal to the cash dividend paid per Share, subject to the same vesting and forfeiture provisions as the associated Restricted Stock Units, to be paid in cash without interest at the time the associated Restricted Stock Units vest and Shares are released. In no event will the accumulated dividend equivalent be paid beyond March 15th of the year following the year in which the associated Restricted Stock Units vest.

No Right to Remain Employee	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, contingent worker, or director of Schwab and its subsidiaries for any specific duration or at all.

Limitation on Payments
If a payment from the Plan would constitute an excess parachute payment under section 280G of the Code or if there have been certain securities law violations, then your grant may be reduced or forfeited and you may be required to disgorge any profit that you have realized from your grant.
If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under section 280G of the Code, such payment will be reduced, as described below. Generally, someone is a “disqualified individual” under section 280G if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of this section on “Limitation on Payments,” the term “Schwab” will include affiliated corporations to the extent determined by the independent auditors most recently selected by the Board (the “Auditors”) in accordance with section 280G(d)(5) of the Code.

In the event that the Auditors determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount (as defined below); provided, however, that the Compensation Committee may specify in writing that the grant will not be so reduced and will not be subject to reduction under this section.

For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.

If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation of the Reduced Amount. You may then elect, in your discretion, which and how much of the Payments will be eliminated or reduced (as long as after such election, the aggregate present value of the Payments equals the Reduced Amount, and your election is consistent with any mandatory eliminations or reductions that apply under other agreements or the Plan). You will advise Schwab in writing of your election within 10 days of receipt of the notice.

If you do not make such an election within the 10-day period, then Schwab may elect which and how much of the Payments will be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount). Schwab will notify you promptly of its election. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.

As promptly as practicable following these determinations and elections, Schwab will pay or transfer to or for your benefit such amounts as are then due to you under the Plan and will promptly pay or transfer to or for your benefit in the future such amounts as become due to you under the Plan.

As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by Schwab could have been made (an “Underpayment”) consistent in each case with the calculation of the Reduced Amount. In the event the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the amount of such Overpayment will be paid by you to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.
Notwithstanding the foregoing, in no event will a payment be made under this Section beyond March 15th of the year following the year in which the amount ceases to be subject to a substantial risk of forfeiture.

Plan Administration
The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan, the Notice of Restricted Stock Unit Grant and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Shares, the number of Restricted Stock Units that remain subject to forfeiture shall be adjusted accordingly.

Severability
In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement, the Notice of Restricted Stock Unit Grant and the Plan constitute the entire understanding between you and Schwab regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded. This Agreement may be amended only by another written agreement, signed by both parties and approved by the Compensation Committee. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.
BY ACCEPTING THIS GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.